EXHIBIT 99.1


         ATC Healthcare Announces New Chief Financial Officer

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--June 19, 2007--ATC Healthcare, Inc., (AMEX:AHN) a leader in medical staffing, announced today the appointment of Mr. David Kimbell as the Company's Senior Vice President and Chief Financial Officer. Mr. Kimbell brings 29 years of financial and healthcare related experience to ATC, and will be responsible for all elements of accounting and finance for the Company.

    Prior to joining ATC Healthcare, Mr. Kimbell had served at several healthcare staffing firms, including both private and public companies. Most recently he was the CFO of Progressive Nursing Staffers Inc, a large regional medical staffing company, where he also served as a member of the Executive Committee. Previously, he had served as CFO of Professional Care Inc, a healthcare services company with 40 offices nationwide. He also served as the CFO and Secretary of Galt Corporation and VP of Finance at Electronic Diagnostic Imaging Inc. Mr. Kimball, graduated Magna Cum Laude from Hofstra University. He is a Certified Public Accountant.

    David Savitsky, Chief Executive Officer stated, "David's financial background and wealth of experience in the medical staffing profession make him an immediate asset to our team. His proven leadership skills, combined with his experience in the industry, will help us to continue to grow both organically and through the addition of accretive acquisitions."

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 52 locations in 31 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their website at www.atchealthcare.com.

    This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

    CONTACT: Alliance Advisors, LLC
             Thomas Walsh, 212-398-3486
             twalsh@allianceadvisors.net